Exhibit 99.1

RLHC Reports First Quarter 2017 Results

SPOKANE, Wash., May 08, 2017 (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (“RLHC" or the "company”) (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, today reported first quarter 2017 results.

Highlights First Quarter 2017

  Reduced net loss to $3.6 million from a net loss of $4.8 million in the first quarter of 2016; improved adjusted net loss per diluted share by $0.06 to $(0.22) from $(0.28) in the comparable prior year period
  Adjusted EBITDA increased to $1.5 million from a loss of $0.7 million in 2016
  Achieved system-wide comparable RevPAR growth of 2.4% in the first quarter of 2017
  Increased franchise segment revenues to $10.9 million from $3.3 million in the first quarter of 2016 reflecting the strategic transformation to a franchise fee dominated business model and the brands acquired in the third quarter of 2016
  Improved franchise segment operating margin to 21.8% (15.2% excluding the impact of the recent acquisition) compared to break-even in 2016
  Executed 34 franchise agreements in the first quarter; opened 21 new franchised hotels, demonstrating focus on improving unit growth, franchise revenues and overall profitability

“The significant improvements realized in the first quarter demonstrate the fundamental changes that we have executed the past few years toward a higher-margin franchise fee business model while also achieving a less capital intensive future.  This is RLHC executing on its growth platform and working to achieve consistent profitability.  We are driving increased demand for our portfolio of franchise brands and are confident in our ability to generate consistent unit growth. The unit growth will be achieved across many geographic areas that represent significant long-term unit growth potential for the broad and diverse RLHC brand portfolio,” stated Greg T. Mount, RLHC President and Chief Executive Officer. “We are focused on achieving the substantial RevPAR benefits that are being driven by RevPak while also deploying RevPak-lite to our acquired economy-segment franchise hotels. We have also initiated our brand-stratification plan that we expect will improve profitability throughout the brand network and attract additional unit growth demand for RLHC.  We are well positioned to capitalize on our asset-light franchise model, which in turn we expect to translate to continued growth in EBITDA over the years to come.”

First Quarter 2017 Results

Financial Results

RLHC reduced its consolidated net loss for the quarter to $3.6 million as compared to a consolidated net loss of $4.8 million in the prior year period. Net loss per diluted share for the quarter was $(0.18) as compared to net loss per diluted share of $(0.24) for the same period in 2016, representing a $0.06 per share improvement.

For the quarter ended March 31, 2017, net loss after special items was $5.2 million and $(0.22) on a per share basis as compared to $5.7 million and $(0.28) per share for the first quarter of 2016.

Total revenues for the quarter ended March 31, 2017 increased by 22% to $40.0 million reflecting the organic growth in our franchise division and the strategic franchise acquisition in the third quarter of 2016.  Franchise revenue in the quarter rose to $10.9 million from $3.3 million in the first quarter of 2016 accounting for the growth in franchise units to over 1,100 from 102 in the prior year period.  Total hotel division revenue increased to $25.6 million from $25.3 million year over year, and the improvement in performance reflects the benefit of completing a large capital expenditure program in various hotels, which resulted in an important repositioning of those properties and a 2.4% improvement to ADR in the first quarter.   The improvement in revenues includes the addition of the Red Lion Hotel Atlanta, offset by the disposition of the Red Lion Hotel Coos Bay and the termination of the management agreement for the Red Lion Hotel Woodlake in connection with its redevelopment to a senior living facility.

After consideration for several special items, Adjusted EBITDA improved to $1.5 million for the quarter as compared to a loss of $0.7 million in the prior year period.

Operational Results

RLHC reported system-wide same store RevPAR growth of 2.4% showing strength in all of its segments with particular strength in its mid-scale franchise segment ADR, while economy same store franchise RevPAR increased on 0.9% ADR growth.

Brand Portfolio Developments

As previously communicated, RLHC brands opened hotels in 13 states, including two Hotel RLs, four Red Lion Inn & Suites, 11 Americas Best Value Inns and one Country Hearth Inn. Notable property openings were Hotel RLs in Omaha, Nebraska and Brooklyn, New York; Red Lion Inns & Suites in Fayetteville, North Carolina and Everett, Washington; and Americas Best Value Inns in Fort Worth, Texas; Houston, Texas and Baton Rouge, Louisiana.

Additionally, RLHC executed 34 franchise license agreements in the quarter, 23 of which were changes in the underlying ownership where the owner chose to stay with RLHC showing strong preference for our brands. The remaining 11 franchise license agreements were new to the platform and were executed in seven different states, including two Red Lion Inn & Suites and nine Americas Best Value Inns. Including the opened hotels, the company now has over 1,140 hotels and over 73,000 rooms in its system.

Subsequent to the end of the first quarter, we opened two additional Americas Best Value Inns franchise properties.

Balance Sheet and Liquidity

At March 31, 2017, the company had approximately $31.7 million in cash and cash equivalents and $10.7 million in restricted cash representing cash available for future debt service payments pursuant to our joint venture property loan agreements. Additionally, at March 31, 2017, the company had net outstanding debt of $110.5 million, borrowed by the company’s joint venture entities; RLHC’s pro rata share of the debt is $63.2 million.

2017 Outlook

Based on the strong first quarter financial results and the current outlook for the markets in which the company operates, the company confirms our guidance ranges noted below and anticipates that it can achieve full year results toward the top of the ranges:

  Adjusted EBITDA range of $21 to $23 million
  Capital expenditures range of $11 to $13 million
  Full year System-wide RevPAR growth of 1.0% to 3.0%
  Executed franchise license agreements of 90 to 120

The company expects to issue up to 414,000 shares of common stock subsequent to September 30, 2017, the anniversary of the closing of our recent acquisition, as settlement of the year one contingent consideration relating to that transaction.  These shares, along with up to an additional 276,000 shares expected to be issued following the second anniversary of the acquisition, are included in our diluted share count as of March 31, 2017. Refer to the company’s 2016 Form 10-K, filed March 31, 2017, for a detailed description of the contingent consideration agreement.

Additionally, the company anticipates maintaining a full valuation allowance against our income tax assets through at least 2018, and therefore our ongoing cash income tax expense in 2017 will remain minimal.  We expect tax expense of $0.8 to $1 million in 2017, the vast majority of which is deferred and will not result in cash tax payments.

Conference Call Information

The company will conduct a conference call on May 8th at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg Mount and Executive Vice President and Chief Financial Officer Douglas Ludwig.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the RLHC website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on May 8, 2017 through May 22, 2017, at (877) 660-6853 or (201) 612-7415 (International), using access code 13653956. The replay will also be available shortly after the call on the RLHC.

About RLHC

Red Lion Hotels Corporation, established in 1959, is an international hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse, Settle Inn, Vantage Hotels, Americas Best Value Inn, Canadas Best Value Inn, Lexington by Vantage, America's Best Inns & Suites, Country Hearth Inns, Jameson Inn, Signature Inn and 3 Palms Hotels & Resorts brands. The company also owns and operates an entertainment and event ticket distribution business under the brand name TicketsWest. For more information, please visit the company's website at www.rlhco.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company's annual report on Form 10-K for the year ended December 31, 2016, and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes and share data)

	Three Months Ended March 31,
	2017	2016	$ Change	% Change
Revenue:
Company operated hotels	$24,696	$24,149	$547	2.3%
Other revenues from managed properties	926	1,185	(259)	(21.9)
Franchised hotels	10,904	3,296	7,608	230.8
Entertainment	3,379	4,031	(652)	(16.2)
Other	55	13	42	323.1
Total revenues	39,960	32,674	7,286	22.3
Operating expenses:
Company operated hotels	21,478	21,599	(121)	(0.6)
Other costs from managed properties	926	1,185	(259)	(21.9)
Franchised hotels	8,532	3,356	5,176	154.2
Entertainment	3,084	3,437	(353)	(10.3)
Other	4	13	(9)	(69.2)
Depreciation and amortization	4,543	3,502	1,041	29.7
Hotel facility and land lease	1,201	1,161	40	3.4
Gain on asset dispositions, net	(119)	(117)	(2)	1.7
General and administrative expenses	3,659	3,057	602	19.7
Acquisition and integration costs	(175)	—	(175)	n/m
Total operating expenses	43,133	37,193	5,940	16.0
Operating loss	(3,173)	(4,519)	1,346	29.8
Other income (expense):
Interest expense	(1,958)	(1,461)	(497)	(34.0)
Other income, net	175	219	(44)	(20.1)
Total other income (expense)	(1,783)	(1,242)	(541)	(43.6)
Loss from operations before taxes	(4,956)	(5,761)	805	14.0
Income tax expense	167	59	108	183.1
Net loss	(5,123)	(5,820)	697	12.0
Net (income) loss attributable to noncontrolling interest	1,519	1,021	498	48.8
Net loss attributable to RLHC	$(3,604)	$(4,799)	$1,195	24.9%

Earnings (loss) per share - basic	$(0.15)	$(0.24)
Earnings (loss) per share - diluted	$(0.18)	$(0.24)

Weighted average shares - basic	23,469	20,088
Weighted average shares - diluted	24,159	20,088

Non-GAAP Financial Measures(1)
EBITDA	$1,545	$(798)	$2,343	n/m
Adjusted EBITDA	$1,467	$(670)	$2,137	n/m
Adjusted net income (loss)	$(5,201)	$(5,692)	$491	8.6

(1) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net loss are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$31,689	$38,072
Restricted cash	10,699	9,537
Accounts receivable, net	13,299	10,852
Accounts receivable from related parties	2,194	1,865
Notes receivable, net	1,285	1,295
Inventories	647	647
Prepaid expenses and other	5,508	4,491
Total current assets	65,321	66,759
Property and equipment, net	207,928	210,732
Goodwill	12,566	12,566
Intangible assets	52,336	52,854
Other assets, net	1,851	1,624
Total assets	$340,002	$344,535
LIABILITIES
Current liabilities:
Accounts payable	$6,782	$8,682
Accrued payroll and related benefits	3,914	4,800
Other accrued entertainment liabilities	11,161	11,334
Other accrued liabilities	5,444	4,336
Long-term debt, due within one year	1,599	1,469
Contingent consideration for acquisition due to related party, due within one year	6,630	6,768
Total current liabilities	35,530	37,389
Long-term debt, due after one year, net of debt issuance costs	108,930	106,862
Contingent consideration for acquisition due to related party, due after one year	4,336	4,432
Deferred income and other long term liabilities	2,116	2,293
Deferred income taxes	5,829	5,716
Total liabilities	156,741	156,692
Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLHC stockholders' equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 23,525,123 and 23,434,480 shares issued and outstanding	235	234
Additional paid-in capital, common stock	171,629	171,089
Accumulated deficit	(19,591)	(15,987)
Total RLHC stockholders' equity	152,273	155,336
Noncontrolling interest	30,988	32,507
Total stockholders’ equity	183,261	187,843
Total liabilities and stockholders’ equity	$340,002	$344,535

Red Lion Hotels Corporation
Consolidated Statements of Cash Flows
(unaudited)
($ in thousands)

	Three Months Ended
	March 31,
	2017	2016
Operating activities:
Net loss	$(5,123)	$(5,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,543	3,502
Amortization of debt issuance costs	297	302
Gain on disposition of property, equipment and other assets, net	(119)	(117)
Deferred income taxes	113	34
Equity in investments	—	(170)
Stock based compensation expense	696	608
Provision for doubtful accounts	235	99
Fair value adjustments to contingent consideration	(234)	—
Change in current assets and liabilities:
Accounts receivable	(3,011)	(1,432)
Notes receivable	(36)	(22)
Inventories	—	79
Prepaid expenses and other	(1,247)	(600)
Accounts payable	(78)	(3,367)
Other accrued liabilities	(9)	496
Net cash used in operating activities	(3,973)	(6,408)
Investing activities:
Capital expenditures	(3,043)	(5,180)
Collection of notes receivable related to property sales	200	18
Advances on notes receivable	(154)	(329)
Proceeds from sales of short-term investments	—	365
Other, net	—	78
Net cash used in investing activities	(2,997)	(5,048)
Financing activities:
Borrowings on long-term debt	2,232	7,993
Repayment of long-term debt	(306)	—
Debt issuance costs	(22)	(34)
Proceeds from sale of interests in joint ventures	—	1,500
Reduction of additional paid in capital for repurchased restricted stock units	(224)	(161)
Other, net	69	77
Net cash provided by financing activities	1,749	9,375

Change in cash and cash equivalents:
Net decrease in cash, cash equivalents and restricted cash	(5,221)	(2,081)
Cash, cash equivalents and restricted cash at beginning of period	47,609	35,202
Cash, cash equivalents and restricted cash at end of period	$42,388	$33,121

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

	Company Operated		Franchised		Total Systemwide
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2017	20	4,200	1,117	68,900	1,137	73,100
Newly opened properties	—	—	21	1,300	21	1,300
Terminated properties	—	—	(15)	(1,000)	(15)	(1,000)
Ending quantity, March 31, 2017	20	4,200	1,123	69,200	1,143	73,400

Executed franchise license agreements:
New franchises	—	—	11	600	11	600
Renewals / changes of ownership	—	—	23	1,500	23	1,500
Total executed franchise license agreements	—	—	34	2,100	34	2,100

Comparable Hotel Statistics(1)
	For the three months ended March 31,
	2017				2016
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Systemwide	53.8%		$82.94	$44.62	54.6%	$79.78	$43.58

Change from prior comparative period:	Average Occupancy(2)		ADR (3)	RevPAR (4)
Systemwide	(80.0)	bps	4.0%	2.4%

(1)	Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current year under materially similar operations.
(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Comparable Operations and Data From Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that were operated by our company for at least one full calendar year as of the beginning of the current year other than hotels for which comparable results were not available. Comparable results excludes two hotels, one of which was sold and one which was closed in the fourth quarter of 2016. In addition, one owned property and one managed property were opened during the second quarter of 2016 and are excluded as these properties had not been open at least one year as of the beginning of the current year.

We utilize these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended March 31,
	2017	2016
Company operated hotel revenue	$24,696	$24,149
less: revenue from sold and closed hotels	—	(573)
less: revenue from hotels without comparable results	(1,032)	(40)
Comparable company operated hotel revenue	$23,664	$23,536

Company operated hotel operating expenses	$21,478	$21,599
less: operating expenses from sold and closed hotels	—	(497)
less: operating expenses from hotels without comparable results	(957)	(468)
Comparable company operated hotel operating expenses	$20,521	$20,634

Company operated hotel direct operating profit	$3,218	$2,550
less: operating profit from sold and closed hotels	—	(76)
less: operating profit from hotels without comparable results	(75)	428
Comparable company operated hotel direct profit	$3,143	$2,902
Comparable company operated hotel direct margin %	13.3%	12.3%

Red Lion Hotels Corporation
Reconciliation of Non-GAAP Financial Measures
(unaudited)
($ in thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.

Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. We utilize these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in our industry may calculate EBITDA and, in particular, Adjusted EBITDA and Adjusted net income (loss) differently than we do or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

		Three Months Ended March 31,
		2017	2016
Net income (loss)		$(5,123)	$(5,820)
	Depreciation and amortization	4,543	3,502
	Interest expense	1,958	1,461
	Income tax expense	167	59
EBITDA		1,545	(798)
	Acquisition and integration costs (1)	(175)	—
	Employee separation costs (2)	97	—
	Reserve for environmental cleanup (3)	—	128
Adjusted EBITDA		$1,467	$(670)

(1)	On September 30, 2016 RLHC acquired Vantage. Net expenses associated with the acquisition and changes in the fair value of contingent consideration are included within Acquisition and integration costs on our consolidated statement of operations.
(2)	The costs recorded in the first quarter of 2017 consisted of legal and consulting services associated with the CFO transition.
(3)	In the first quarter of 2016, a reserve was recorded for environmental cleanup at one of our hotel properties.

Red Lion Hotels Corporation
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(unaudited)
($ in thousands)

The following is a reconciliation of adjusted net income to net income (loss) for the periods presented:

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$(5,123)	$(5,820)
Acquisition and integration costs (1)	(175)	—
Employee separation costs (2)	97	—
Reserve for environmental cleanup (3)	—	128
Adjusted net income (loss)	$(5,201)	$(5,692)

Adjusted net income (loss) per share	$(0.22)	$(0.28)
Weighted average shares - basic	23,469	20,088
Weighted average shares - diluted (4)	23,469	20,088

(1)	On September 30, 2016 RLHC acquired Vantage. Net expenses associated with the acquisition and changes in the fair value of contingent consideration are included within Acquisition and integration costs on our consolidated statement of operations.
(2)	The costs recorded in the first quarter of 2017 consisted of legal and consulting services associated with the CFO transition.
(3)	In the first quarter of 2016, a reserve was recorded for environmental cleanup at one of our hotel properties.
(4)	For Adjusted net income (loss) per share at March 31, 2017, weighted average diluted shares was equal to weighted average basic shares due to the Adjusted net loss incurred for the period. Because Acquisition and integration costs (which includes the share component of the change in fair value of the Vantage contingent consideration) was added back to calculate Adjusted net income (loss) for the period, the 690,000 shares associated with the Vantage contingent consideration would be antidilutive and are therefore excluded from weighted average diluted shares.

Investor Relations Contacts

Email: investor.relations@redlion.com

Evelyn Infurna
O: 203-682-8265
C: 203-856-2088

Aaron Howard
VP - Financial Planning & Analysis
O: 509-777-6227
C: 509-688-5292

David Wright
VP - Accounting, Tax & External Reporting
O: 509-777-6254
C: 509-368-0936